Exhibit 5.1

K&L Gates llp Hearst Tower 47th Floor 214 North Tryon Street Charlotte, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

September 11, 2018

FlexShopper, Inc.

2700 N. Military Trail, Suite 200

Boca Raton, FL 33431

Ladies and Gentlemen:

We have acted as counsel to FlexShopper, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (File No. 333- 226823) initially filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2018 and amended on August 31, 2018 and September 11, 2018 (as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale by the Company (“Offering”) of 5,730,450 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”). The Shares are to be sold by the Company pursuant to an Underwriting Agreement by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the several underwriters named therein.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined: (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Certificate of Incorporation of the Company, as amended and in effect as of the date hereof (the “Charter”), (iv) the Company’s Amended and Restated Bylaws, (v) the Company’s stock ledger, and (vi) the corporate action of the Company’s Board of Directors which authorizes the issuance of the Shares. We have also reviewed such matters of law as we have deemed necessary to render the opinion expressed herein. For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including without limitation, the Charter and the Underwriting Agreement, and that all signatures on each such document are genuine. We have also assumed the legal capacity of natural persons and have made such other assumptions as are customary in opinion letters of this kind. We have not verified any of those assumptions or any of the other assumptions contained herein. Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL and is subject to the application of equitable principles and considerations of public policy.

FlexShopper, Inc.

September 11, 2018

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for as described in the prospectus related to the Registration Statement (the “Prospectus”) and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

The opinion set forth above is subject to the following additional assumptions: (a) the Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded; (b) any Prospectus required by applicable law will have been delivered and filed as required by such laws; (c) all Shares offered pursuant to the Registration Statement will be issued and sold (i) in the manner provided in the Registration Statement and the Prospectus and (ii) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement, and there will not have occurred any change in law or fact affecting the validity of the opinion rendered herein with respect thereto between the date hereof and the date of such issuance; and (d) the Pricing Committee established by the Company’s Board of Directors shall have approved the final number of shares to be issued and the price to be paid therefor pursuant to the Underwriting Agreement. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any prospectus supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP